PRICING SUPPLEMENT No. 1204B Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-162195 Dated June 27, 2011 $870,440 Deutsche Bank AG Step Performance Securities

Linked to the S&P 500® Index due June 28, 2013

Investment Description

The Step Performance Securities (the “Securities”) are unsubordinated and unsecured debt obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the S&P 500® Index (the “Index”). If the Index Return is zero or positive, Deutsche Bank AG will pay your initial investment at maturity and pay a return equal to the greater of the Index Return and the Step Return of 17.00%. If the Index Return is negative, you will be fully exposed to the negative Index Return and Deutsche Bank AG will pay you less than your initial investment at maturity, resulting in a loss to investors that is proportionate to the percentage decline in the Index. Investing in the Securities involves significant risks. You will not receive interest or coupon payments during the term of the Securities. You may lose some or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the Index. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Participation in Positive Index Returns with a Step Return Feature: If the Index Return is zero or positive, the Issuer will repay your initial investment at maturity and pay a return equal to the greater of the Index Return and the Step Return of 17.00%. If the Index Return is negative, investors will be exposed to the decline in the Index at maturity.

❑

Full Downside Market Exposure: If the Index Return is negative, you will be fully exposed to the negative Index Return and the Issuer will pay less than your initial investment, resulting in a loss to investors that is proportionate to the percentage decline in the Index. You may lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date	June 27, 2011

Settlement Date	June 30, 2011

Final Valuation Date[1]	June 24, 2013

Maturity Date[1]	June 28, 2013

[1]	See page 3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Step Performance Securities Linked to the S&P 500® Index. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Index. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000.

Index	Initial Level	Step Return	CUSIP/ISIN
S&P 500® Index (Ticker:SPX<Index>)	1,280.10	17.00%	25154W 57 1 / US25154W5711

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 29, 2009 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement, product supplement B and underlying supplement No. 1. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.20	$9.80
Total	$870,440.00	$17,408.80	$853,031.20

(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$870,440.00	$101.06

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with the underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

♦	Product supplement B dated March 1, 2011:

http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Step Performance Securities Linked to the S&P 500® Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 4 of this pricing supplement and “Risk Factors” on page 5 of the accompanying product supplement.

The Securities may be suitable for you if:

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as an investment in the stocks included in the Index.

♦	You believe that the level of the Index will increase over the term of the Securities.

♦	You are willing to invest in the Securities based on the Step Return of 17.00%.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦	You do not seek current income from your investment and are willing to forego dividends paid on the Index stocks.

♦	You are willing to hold the Securities, which have a term of 2 years, to maturity, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you.

The Securities may not be suitable for you if:

♦	You require an investment designed to provide a full return of your initial investment at maturity.

♦

You cannot tolerate the loss of some or all of your investment, and you are not willing to make an investment that may have similar downside market risk as an investment in the stocks included in the Index.

♦	You believe that the level of the Index will decline during the term of the Securities and is likely to close below the Initial Level on the Final Valuation Date.

♦	You are unwilling to invest in the Securities based on the Step Return of 17.00%.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦	You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the Index.

♦	You are unable or unwilling to hold the Securities, which have a term of 2 years, to maturity, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities.

Final Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per Security

Term	2 years

Trade Date	June 27, 2011

Settlement Date	June 30, 2011

Final Valuation Date[1]	June 24, 2013

Maturity Date[2]	June 28, 2013

Index	S&P 500® Index (Ticker: SPX <Index>)

Step Return	17.00%.

Payment at Maturity (per $10.00 Security)

If the Index Return is zero or positive, Deutsche Bank AG will pay you a cash payment per Security equal to:

$10.00 + ($10.00 × the greater of

(i) Step Return and (ii) Index Return)

If the Index Return is negative, Deutsche Bank AG will pay you a cash payment at maturity that is less than your initial investment of $10.00 per Security, resulting in a loss that is proportionate to the negative Index Return, equal to:

$10.00 + ($10.00 × Index Return)

Index Return	Final Level – Initial Level Initial Level

Initial Level	1,280.10, the closing level of the Index on the Trade Date

Final Level	The closing level of the Index on the Final Valuation Date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

[1]

Subject to postponement in the event of a market disruption event and as described under “Adjustments to Valuation Dates and Payment Dates — Market Disruption Events for Equity Based Underlyings or Basket Components” in the accompanying product supplement.

[2]	In the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement B. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay your initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and to the extent which, the Index Return is positive or negative. If the Index Return is negative, you will be fully exposed to any negative Index Return and Deutsche Bank AG will pay you less than your initial investment at maturity, resulting in a loss of your initial investment that is proportionate to the percentage decline in the Final Level as compared to the Initial Level. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment.

♦

The Step Return Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Step Return and the return you realize may be less than the Index’s return even if such return is positive.

♦

Any Payment on the Securities Is Subject to the Credit of the Issuer — The Securities are unsubordinated and unsecured debt obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦

Trading and Other Transactions By Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates may hedge our exposure from the Securities by entering into equity, equity derivative, foreign exchange and currency derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the Securities.

♦

Investing in the Securities Is Not the Same as Investing in the Index or the Underlying Stocks of the Index — The return on your Securities may not reflect the return you would realize if you were able to invest directly in the Index or constituents of the Index. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of component stocks underlying the Index would have.

♦

No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks underlying the Index would have.

♦

The Securities Have Certain Built-in Costs — While the Payment at Maturity described in this pricing supplement is based on your entire initial investment, the Issue Price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦

There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

♦

Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the component stocks underlying the Index, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Index Return and Payment at Maturity based on closing levels of the Index in the market. The calculation agent can postpone the determination of the Index Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date.

♦

Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Index or component stocks of the Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Index or component stocks of the Index, may adversely affect the market price of the Index and therefore, the market value of the Securities.

♦

We and Our Affiliates or UBS AG and Its Affiliates, and Agents May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Level of the Index to Which the Securities Are Linked or the Value of the Securities — We and our affiliates, UBS AG and its affiliates, and agents publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. We and our affiliates, UBS AG and its affiliates, and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by us or our affiliates, UBS AG or its affiliates, or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

♦

Many Economic and Market Factors Will Impact the Value of the Securities — In addition to the level of the Index, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the time remaining to maturity of the Securities;

♦	the market prices and dividend rates on the component stocks underlying the Index;

♦	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities;

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

The U.S. Federal Income Tax Consequences of an Investment in the Securities are Unclear — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Security for a hypothetical range of performance for the Index from -100.00% to +100.00% and reflect the Initial Level of 1,280.10 and the Step Return of 17.00%. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Index Return (%)	Payment at Maturity ($)	Return at Maturity (%)
2,560.20	100.00%	$20.00	100.00%
2,432.19	90.00%	$19.00	90.00%
2,304.18	80.00%	$18.00	80.00%
2,176.17	70.00%	$17.00	70.00%
2,048.16	60.00%	$16.00	60.00%
1,920.15	50.00%	$15.00	50.00%
1,792.14	40.00%	$14.00	40.00%
1,664.13	30.00%	$13.00	30.00%
1,536.12	20.00%	$12.00	20.00%
1,497.72	17.00%	$11.70	17.00%
1,408.11	10.00%	$11.70	17.00%
1,280.10	0.00%	$11.70	17.00%
1,152.09	-10.00%	$9.00	-10.00%
1,024.08	-20.00%	$8.00	-20.00%
896.07	-30.00%	$7.00	-30.00%
768.06	-40.00%	$6.00	-40.00%
640.05	-50.00%	$5.00	-50.00%
512.04	-60.00%	$4.00	-60.00%
384.03	-70.00%	$3.00	-70.00%
256.02	-80.00%	$2.00	-80.00%
128.01	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The level of the Index increases by 40.00% from the Initial Level of 1,280.10 to the Final Level of 1,792.14. Because the Index Return is zero or positive and the Index Return is greater than the Step Return, the Issuer will pay you a Payment at Maturity of $14.00 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Index Return)

$10.00 + ($10.00 × 40.00%) = $14.00

Example 2 — The Final Level is equal to the Initial Level of 1,280.10. Because the Index Return is zero or positive and the Index Return is less than the Step Return, the Issuer will pay you a Payment at Maturity of $11.70 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Step Return)

$10.00 + ($10.00 × 17.00%) = $11.70

Example 3 — The level of the Index decreases by 20.00% from the Initial Level of 1,280.10 to the Final Level of 1,024.08. Because the Index Return is negative, the Issuer will pay you less than your initial investment, resulting in a loss of 1.00% of your initial investment for every 1.00% of negative Index Return. The Payment at Maturity of $8.00 per $10.00 Security will be calculated as follows:

$10.00 + ($10.00 × -20.00%) = $8.00

If the Final Level is less than the Initial Level, you will be fully exposed to any negative Index Return, resulting in a loss that is proportionate to the percentage decline in the level of the Index. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is only a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices — The S&P 500 Index” in the accompanying underlying supplement no. 1 dated September 29, 2009.

The graph below illustrates the performance of the S&P 500® Index from June 27, 2006 to June 27, 2011. The closing level of the S&P 500® Index on June 27, 2011 was 1,280.10. We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical levels of the S&P 500® Index should not be taken as an indication of future performance.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. If, however, the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc. (“DBSI”), acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.